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                         This document contains 3 pages.

                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                FORM 12b-25                   SEC FILE NUMBER
                         NOTIFICATION OF LATE FILING             001-08045
                                                                CUSIP NUMBER
                                                                   372447

     (Check One): [ ] Form 10-K and Form 10-KSB [ ] Form 20-F [ ] Form 11-K
                  [X] Form 10-Q and Form 10-QSB [ ] Form N-SAR

                       For Period Ended: March 31, 2001

                       [ ] Transition Report on Form 10-K
                       [ ] Transition Report on Form 20-F
                       [ ] Transition Report on Form 11-K
                       [ ] Transition Report on Form 10-Q
                       [ ] Transition Report on Form N-SAR
                           For the Transition Period Ended:
                                                           ------------------

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      Nothing In This Form Shall Be Construed To Imply That The Commission
                 Has Verified Any Information Contained Herein.
================================================================================

      If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates: N/A
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PART I - REGISTRANT INFORMATION

GenRad, Inc.
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Full Name of Registrant


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Former Name if Applicable

7 Technology Park Drive
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Address of Principal Executive Office
(Street and Number)

Westford, Massachusetts 01886
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City, State and Zip Code

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PART II - RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

       (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense.

       (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, 11-K or Form N-SAR, or portion thereof will be
[X] filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

       (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

PART III - NARRATIVE

       State below in reasonable detail the reasons why Form 10-K and Form 10-KSB, 20-F, 11-K, 10-Q and Form 10-QSB, N-SAR, or the transition report or portion thereof could not be filed within the prescribed period. (Attach Extra Sheets if Needed)

       The registrant is unable to file its Quarterly Report on Form 10-Q for the Quarter Ended March 31, 2001 within the required period because management's focus on operations, including discussions with lenders, created an unanticipated delay in the Company's ability to complete the required report. The Company anticipates filing its Quarterly Report on Form 10-Q on or before May 21, 2001.

PART IV - OTHER INFORMATION

       (1) Name and telephone number of person to contact in regard to this notification

                  Walter A. Shephard           978-589-7000
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                  (Name)                       (Area Code) (Telephone Number)

       (2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months (or for such shorter) period that the registrant was required to file such reports) been filed? If answer is no, identify report(s). [X] Yes [ ] No

       (3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof? [ ] Yes [X] No

If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.


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                                  GenRad, Inc.
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                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.


Date:  May 15, 2001                     By: /s/ Walter A. Shephard
                                            -----------------------------------
                                            Name:  Walter A. Shephard
                                            Title: Chief Financial Officer